Mail Stop 4561

      							October 11, 2005


C. Kyle Ranson
President and Chief Executive Officer
Infocus Corporation
27700B SW Parkway Avenue
Wilsonville, Oregon 97070

Re:	Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		Form 10-Q for Fiscal Quarter Ended June 30, 2005
	File No. 000-18908

Dear Mr. Ranson:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief